Exhibit 10.14

www.DicksSportingGoods.com	345 Court Street · Coraopolis, PA 15108
Main Phone: 724-273-3400

November 1, 2017

Paul Gaffney
44 Park Lane, NE
Atlanta, GA 30309

Dear Paul,

It is our great pleasure to offer you a leadership position on our DICK’S Sporting Goods Team contingent upon approval by our Board of Directors. At DICK’S we look for leaders who share our passion for sports and our belief that sports make people better. Like the most successful athletes, our professionals are driven, skilled, passionate and committed, and we believe you are someone who exhibits these same valuable traits.

Enclosed is important information about our organization, your individual position, compensation and benefits. Please review the attached materials and contact me at 724-273-5302 with any questions. The major provisions of your offer are as follows:

Position: Your position is EVP - Chief Technology Officer. This position is based in our Customer Support Center, and you will report to Ed Stack, Chairman & Chief Executive Officer. We look forward to having you begin employment on a date to be determined.

Base Pay: Your annual salary will be $675,000 paid bi-weekly in the amount of $25,961.54.

Annual Incentive: Your target incentive award is 75% of your eligible earnings. The award can range from 0% to 150%, based on company and individual performance. Your next opportunity for an incentive award will be in the Spring of 2019 based on fiscal year 2018 results.

Sign-on Bonus: You will receive a one-time sign-on bonus of $1,500,000 to be paid with your first paycheck. All applicable federal, state and local taxes will be withheld from this payment.

Sign-on Equity: You will receive a sign-on equity grant valued at $1,600,000 consisting of a restricted stock grant valued at $1,120,000 that will vest 33.3% each year over a three-year period and a stock option grant valued at $480,000 that will vest 25% each year over a four-year period.

Annual Equity: Your target equity award is $1,100,000. The award will be split with 70% of the value in the form of restricted stock and 30% of the value in the form of stock options. Your next opportunity for an annual equity grant will be in the Spring of 2018 with an expected vesting schedule of three-year cliff vest for restricted stock and four-year ratable vesting for options.

Long-term Incentive Plan: You are eligible to participate in our DICK’S Sporting Goods long-term incentive plan (LTIP). The number of shares granted will be pro-rated from the initial target grant date value of $1,250,000 based on your start date. Additional plan details will be provided during your orientation.

Relocation: You are eligible to participate in our relocation program. A copy of the relocation policy is enclosed.

Health & Welfare Benefits: As a full-time salaried associate, after 30 days of continuous full-time service, you are eligible to participate in the full range of benefits, including medical, prescription, vision, dental, life and disability insurances, as well as retirement plans. Additional information on the benefit plans can be found at www.benefityourliferesources.com.

Paid Time Off: Your vacation time will accrue on a bi-weekly basis up to a total of 20 days annually. Three personal days are awarded at the beginning of each calendar year and are prorated over the course of the year for new hires. In addition, the Customer Support Center observes seven paid holidays each year.

Non-Qualified Deferred Compensation: You may defer up to 25% of your base salary and up to 100% of your annual bonus. DICK’S makes a yearly matching contribution of 20% of your annual deferrals up to a maximum match of $200,000.

Terms: This offer is contingent upon satisfactory background and reference checks. You will receive a separate email with a link directing you to our background screening process. DICK’S is an at-will employer, which means that either you or DICK’S are free to end the employment relationship at any time, with or without notice or cause. All compensation and benefit plans are governed by their respective plan documents.

In addition, the following documents are enclosed and need to be executed prior to your start date. Please review, sign and forward to my attention.

•	Non-Compete Agreement

•	Sign-On Bonus Agreement

•	Relocation Agreement

On your first day of employment, you will be required to provide documentation indicating that you are legally eligible for employment in the United States. If you decide to accept our offer, please bring the appropriate identification with you on your first day of employment.

We hope that you’ll accept our offer of employment by signing and returning this letter to me.

Once again, we’d like to congratulate you on your offer. Please let me know if I can be of any help to you between now and your first day of employment. We look forward to welcoming you to the DICK’S team and building a future of success together.

Sincerely,

/s/ Holly Tyson

Holly Tyson
Chief Human Resources Officer

I accept the above offer of employment:

/s/ Paul J. Gaffney                      7 Nov 2017
Signature                                    Date